Exhibit (a)(5)(H)

FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 4, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Extension of Expiration of Tender Offer for its Common Stock by ORLEN Upstream

Salt Lake City, December 4, 2015, — FX Energy, Inc. (NASDAQ: FXEN) (the “Company”) today announced that Kiwi Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of ORLEN Upstream Sp. z o.o. (“ORLEN Upstream”), has extended the expiration of its previously announced tender offer (the “Tender Offer”) for all outstanding shares of common stock of the Company.  The Tender Offer is being made pursuant to an Offer to Purchase dated October 27, 2015 (the “Offer to Purchase”) and under the terms and conditions of the previously announced Agreement and Plan of Merger dated as of October 13, 2015 CET (October 12, 2015 MST) (the “Merger Agreement”) among the Company, ORLEN Upstream and Merger Sub.

The Tender Offer, previously scheduled to expire at 12:01 a.m., Eastern Time, on Saturday, December 5, 2015, will now expire at 12:01 a.m., Eastern Time, on Tuesday, December 8, 2015 (unless further extended in accordance with the terms of the Merger Agreement).  The Tender Offer is being extended to allow shareholders additional time to consider the Tender Offer. Except for the extension of the Tender Offer, all other terms and conditions of the Tender Offer remain unchanged.

ABOUT FX ENERGY

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website www.fxenergy.com.

IMPORTANT ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Merger Sub and ORLEN Upstream have filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), containing the Offer to Purchase, the related form of Letter of Transmittal (the “Letter of Transmittal”) and other related materials and have mailed the Offer to Purchase, Letter of Transmittal and related documents to holders of the Company’s common stock.  The Company also has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Schedule 14D-9”) with the SEC. The Schedule TO, Offer to Purchase, Letter of Transmittal, Schedule 14D-9 and related documents, as they may be amended or supplemented from time to time, contain important information that should be read carefully before any decision is made with respect to the Tender Offer.  These materials may be obtained for free by directing a request by mail to Georgeson, Inc., 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 or by calling toll-free in the United States (888) 663-7851.  These materials also are available at no charge on the SEC’s web site at www.sec.gov.

FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed transaction, the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future financial and operating results and any other statements about the future expectations, beliefs, goals, plans or prospects of FX Energy, Inc. constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to obtain any remaining requisite regulatory and stockholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; and the other factors and financial, operational and legal risks or uncertainties described in the Schedule 14D-9 and FX Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the SEC under the Securities Exchange Act of 1934.  FX Energy, Inc. disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after this date except as required by law.